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EXHIBIT 5.1

[COOLEY GODWARD LLP LETTERHEAD]

June 26, 2002

InVision Technologies
7151 Gateway Boulevard
Newark, CA 94560

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by InVision Technologies, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") including a related prospectus filed with the Registration Statement (the "Prospectus"), with the Securities and Exchange Commission covering the offering for resale of up to 100,000 shares of the Common Stock, $.001 par value, of the Company (the "Shares") issuable upon exercise of a warrant held by THCG, Inc. (the "Warrant").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ ROBERT L. JONES Robert L. Jones

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  EXHIBIT 5.1